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                     May 19, 2021

       Jason Chang
       Chief Executive Officer
       Sunstock, Inc.
       111 Vista Creek Circle
       Sacramento, California 95835

                                                        Re: Sunstock, Inc.
                                                            Preliminary
Information Statement on Schedule 14C
                                                            Filed January 22,
2021
                                                            File No. 000-54830

       Dear Mr. Chang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Michael Littman